Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam Friedman	Jan Murley
	Adam Friedman Associates	The Boyds Collection, Ltd.
	212-981-2529 x.18	717-633-9898 x.2173
914-419-7384 (cell)
	adam@adam-friedman.com	j_murley@boydsstuff.com

The Boyds Collection, Ltd. Announces

Filing of Plan of Reorganization

Gettysburg, PA — March 14, 2006 — The Boyds Collection, Ltd., a leading designer and manufacturer of unique, whimsical and “Folksy With Attitude(SM)” gifts and collectibles, today announced that it has filed a proposed Joint Plan of Reorganization today as part of its reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Boyds is pleased to report that the proposed Plan has the support of both its largest secured lender and the Official Committee of Unsecured Creditors in its chapter 11 cases.  The Boyds Collection, Ltd. and its domestic subsidiaries each filed petitions for chapter 11 relief on October 16, 2005 in the United States Bankruptcy Court for the District of Maryland.  The chapter 11 cases are being jointly administered under Case No. 05-43793DK.

Boyds has filed a motion to approve solicitation procedures relating to the proposed Plan and accompanying Disclosure Statement.  If approval of the solicitation procedures is received from the Bankruptcy Court, Boyds will begin soliciting votes for or against the proposed Plan from its creditors and equity interest holders.

A summary of the terms of the proposed Plan are as follows:

•                  Holders of Senior Secured Claims will receive for their claims of approximately $57.7 million:  senior secured promissory notes in the aggregate principal amount of $30.0 million, to be due in five years following the Effective Date; and New Common Stock representing approximately 48.5% of the New Common Stock issued on the Effective Date.

•                  If the Class of holders of Qualifying Noteholder Claims vote to accept the Plan, then each holder of an Allowed Qualifying Noteholder Claim shall receive Cash in the amount of 22.0% of the Allowed amount of such Allowed Qualifying Noteholder Claim, to be paid, if at all, on the date upon which a Future Transaction is consummated; plus its Pro Rata Share of 5.0% of the New Common Stock, plus its Pro Rata Share of 50.0% of the Reallocated Shares.

If the Class of holders of Qualifying Noteholder Claims votes to reject the Plan, then each holder of an Allowed Qualifying Noteholder Claim shall receive its Pro Rata Share of 5.0% of the New Common Stock, plus its Pro Rata Share of 50.0% of the Reallocated Shares.

•                  If the Class of holders of Non-Qualifying Noteholder Claims vote to accept the Plan, then each holder of an Allowed Non-Qualifying Noteholder Claim shall receive Cash in the amount of 24.0% of the Allowed amount of such Allowed Non-Qualifying Noteholder Claim to be paid, if at all, on the date upon which a Future Transaction is consummated.

If the Class of holders of Non-Qualifying Noteholder Claims votes to reject the Plan, then each holder of an Allowed Non-Qualifying Noteholder Claim shall receive Cash in the amount of 2.0% of the Allowed amount of such Allowed Non-Qualifying Noteholder Claim, to be paid, if at all, on the date upon which a Future Transaction is consummated.

•                  Each holder of an Allowed General Unsecured Claim or Claims will receive Cash equal to 28% of its Allowed General Unsecured Claim or Claims, if the Class accepts the Plan.

If the Class of holders of General Unsecured Claims votes to reject the Plan, then each holder of an Allowed General Unsecured Claim shall receive Cash in the amount of 4% of the Allowed amount of such Allowed General Unsecured Claim, to be paid on the earlier of:  (x) the date upon which a Future Transaction is consummated; and (y) the first Business Day that is at least 18 months after the Effective Date.

•                  Secured Claims other than those of the Senior Secured Claims (“Miscellaneous Secured Claims”) will be treated either as agreed by the parties or in a manner that reinstates the Secured Claim or provides for payment to the creditor equal to the value of such creditor’s collateral.

•                  Each holder of an Allowed Other Priority Claim shall receive, on account of and in full and complete settlement, release and discharge of such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Reorganized Debtors and such holder shall have agreed upon in writing in an amount sufficient to render such Allowed Priority Claim not Impaired under section 1124 of the Bankruptcy Code, to be paid on the latest of (a) the Effective Date (or as soon thereafter as is reasonably practicable), (b) five Business Days after the Allowance Date for such Other Priority Claim, or (c) the date on which the Debtors and the holder of such Allowed Other Priority Claim otherwise agree.

•                  Allowed Priority Tax Claims will either be paid, at the sole option of the Debtors, (a) on the latter of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) five Business Days after the Allowance Date with respect to such Allowed Priority Tax Claim; (b) beginning the first anniversary following the Effective Date, Cash payments to be made in equal annual installments, with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest on the unpaid balance of such claim calculated from the Effective Date through the date of payment at the Applicable Rate; or (c) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors.

•                  Each holder of an equity interest in Boyds of over 200 shares will receive its pro rata share of 46.5% of the equity of Reorganized Boyds.

•                  Each holder of an equity interest in Boyds of less than 200 shares will receive $0.15 per share held by such holder.

•                  The Company is also negotiating with one of its Senior Lenders to provide a new $11.0 million revolver with a $4.0 million seasonal over-advance option that supports letters of credit and would provide Boyds with access to additional capital to fund post-reorganization operations.

During the chapter 11 cases, Boyds has made changes within the Company, designed to streamline the organization, rationalize inventory, and stabilize its business.

“The filing of the proposed plan of reorganization, and the support given to it by the Senior Secured Creditors and the Official Committee of Unsecured Creditors, is very positive news for all of Boyds’ employees, customers and vendors.  It will reduce the Company’s debt balance by approximately $60.0 million and will permit Boyds to emerge from chapter 11 as a financially stronger, more efficient company,” said Jan Murley, Chief Executive Officer and Director.  “Since we filed for Bankruptcy, the dedication and hard work of our employees has been critical to our success, and is a strong indication of how well positioned we are to successfully move forward,” Murley added.

In connection with the development of the proposed Plan, Boyds has been represented by Houlihan Lokey Howard & Zukin Capital, Inc. as financial advisors and Kirkland & Ellis LLP as legal advisors.  The Official Committee of Unsecured Creditors have been represented by as FTI Consulting as financial advisors and by Paul Weiss Rifkand, Wharton and Garrison LLP as legal advisors.

About The Boyds Collection, Ltd.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy with Attitude(SM)” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — “The world’s most humongous teddy bear store.”  Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998.  Information about Boyds can be found at www.boydsstuff.com

Cautionary Statement Regarding Forward-Looking Information

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and the industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

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